Exhibit 99.3

Factsheet Innovation Powerhouse to Deliver Integrated Solutions for the Next Generation of Farming as corn, soybeans, and cotton – that help farmers have better harvests globally globally Revenue Split (FY2015A)* By Segment By Region By Segment By Region CP, 80% S&T, 68% Americas, 82% 4% 4% 9% 5% 15% 6 5% 12% 28% 30% 1% 40% 12% 57% 26% 11% 15% 27% 32% 29% Fungicides Herbicides Insecticides Seeds SeedGrowth Environmental Science Europe Latin America, Africa, Middle East North America APAC Corn S&T Ag Productivity Soybean S&T Vegetable Seeds Other Crops Cotton S&T US Brazil Europe-Africa Asia-Pacific Argentina Canada Mexico Other * Crop Science only Monsanto Ticker: MON Monsanto is a sustainable agriculture company, delivering agricultural products to farmers globally. Monsanto produces seeds for fruits, vegetables and key crops – such while using water and other important resources more efficiently. It works to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. www.monsanto.com Headquarters: St. Louis, Missouri, United States 22,500 employees Bayer Ticker: BAYN Bayer is a global enterprise with a more than 150-year history and core competencies in the fields of health care and agriculture. It develops new molecules for use in innovative products and solutions to improve the health of humans, animals and plants. Bayer’s Crop Science division is the third largest innovative agricultural input company in the world. Bayer helps make the agricultural economy more productive thus contributing to society by helping to ensure an ample supply of high-quality food, feed, fiber and renewable raw materials. www.bayer.com Headquarters: Leverkusen, Germany 116,800 employees Bayer Offers to Acquire Monsanto to Create a Global Leader in Agriculture • A combined global leader in ~€85bn Agriculture industry, an attractive long-term growth industry driven by innovation and unmet scientific need • Creates a leading agriculture business delivering valuable and innovative solutions for farmers, with a focus on long-term investments to help advance the next generation of farming • Combination creates an industry leader in Crop Science with integrated offering of Seeds & Traits, Crop Protection, Biologics and Digital Farming. Specifically, the combined company would benefit from Monsanto’s Seeds & Traits and Bayer’s broad Crop Protection portfolio line across a comprehensive range of indications and crops • Broad product portfolio and tailor-made solutions to farmers across all crops in all geographies • R&D portfolio of a combined Bayer and Monsanto to have depth, reach and great commercial potential • Combined company would have its global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri, U.S., its global Crop Protection and divisional Crop Science headquarters in Monheim, Germany, and an important presence in Durham, North Carolina as well as many other locations throughout the U.S., and around the world. Digital Farming for the combined business would be based near San Francisco, California, U.S. • Reinforces Bayer as a global innovation-driven Life Science company with leadership positions in its core business segments while maintaining a strong culture of innovation, sustainability and social responsibility

Fiscal 2015 Financial Highlights EBITDA Adj. CAPEX reaffirming its confidence in a successful closing double-digit percentage thereafter acquisitions would enable rapid deleveraging post-acquisition More information, including video interviews, is available at www.advancingtogether.com Additional Information This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”). This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto. No tender offer for the shares of Monsanto has commenced at this time. At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer. Any definitive tender offer documents will be mailed to the stockholders of Monsanto. STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. Stockholders of Monsanto will be able to obtain free copies of these docu-ments (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov. Forward-Looking Statements This document may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Offer Information • US$125 per share all-cash offer represents immediate and certain value at a significant premium for Monsanto shareholders • In addition to certain commitments to regulators, should they be required, Bayer has offered a US$1.5bn reverse antitrust break fee, - The revised offer represents a premium of 40 percent over Monsanto’s closing share price on May 9, 2016 • Expected total synergies of approximately US$1.5bn after year three plus additional integrated offer benefits in future years • Compelling value-creation potential with core EPS accretion by mid-single digit percentage in the first full year after closing and • The strong cash flow generation of the combined business as well as Bayer’s track record of disciplined deleveraging after large • Target investment grade rating post closing; remain fully committed to the single “A” credit rating category in the long term Strong Commitment to the U.S. • Combined company would provide attractive opportunities for employees of both companies • Global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri, U.S., an important presence in Durham, North Carolina, U.S. as well as many other locations throughout the U.S. Digital Farming for the combined business would be based near San Francisco, California, U.S. • Bayer has been present in the U.S. for more than 150 years; understands and cares about the needs of U.S. customers and farmers $15.0bn Revenues $4.8bn $2.3bn Net Income $1.0bn €46.3bn Revenues €10.3bn EBITDA Adj. €4.1bn Net Income €2.6bn CAPEX